Exhibit  10.17

SCIENTIFIC GAMES CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

INTRODUCTION

Scientific Games Corporation (formerly known as “Autotote Corporation”) desires to retain the services of and provide rewards and incentives to members of a select group of management employees who contribute to the success of Scientific Games Corporation.

In order to achieve this objective, Scientific Games Corporation has adopted the following Supplemental Executive Retirement Plan (the “Plan”) to provide supplemental retirement benefits to select members of management and highly compensated employees who become Members of the Plan.

ARTICLE I

TITLE AND EFFECTIVE DATE

1.1           Plan Title.  This Plan shall be known as the Scientific Games Corporation Supplemental Executive Retirement Plan (hereinafter referred to as the “Plan”).

1.2           Effective Date.  The Effective Date of this Plan shall be September 7, 2000.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

2.1           The term “Beneficiary” shall mean any person or persons entitled under Section 4.6 to receive a Death Benefit.

2.2           The term “Benefit Commencement Date” shall mean the date on which benefits commence to be payable to a Member or Beneficiary under the Plan.

2.3           The term “Board of Directors” shall mean the Board of Directors of Scientific Games Corporation, or any duly authorized committee thereof.

2.4           The term “Change of Control” shall mean the occurrence of any of the following:

(a)           any “person” as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in sections 13(d) and 14(d) thereof, including a “group” as defined in section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing at least 40% of the combined voting power of the Company’s then outstanding securities;

the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, or the consummation of any such transactions if stockholder approval is not obtained, other than any such transaction which would result in at least 60% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately prior to such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the securities of the Company outstanding immediately prior to such transaction; provided that, for purposes of this paragraph (b), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity;

the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets (or any transaction having a similar effect); or

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors (the “Board”), together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (b), or (c) of this Section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

2.5           The term “Change of Control Termination” shall mean either of:

(a)           an involuntary Termination of Employment of a Member, or Constructive Discharge of a Member, upon or within twenty-four (24) months immediately following a Change of Control; or

(b)           a Termination of Employment of a Member in anticipation of a Change of Control, which shall mean a Termination of Employment after a Threatened Change of Control if a Change of Control actually occurs (i) within two (2) years after such Termination of Employment, unless the relevant facts and circumstances clearly demonstrate that the possibility that a Change of Control would occur was remote as of the date of such Termination of Employment, or (ii) within six (6) months after such Termination of Employment.

2.6           The term “Company” shall mean Scientific Games Corporation (formerly Autotote Corporation), its successors and assigns, any subsidiary or affiliated organizations authorized by the Board to participate in this Plan with respect to their Members, and subject to the provisions of Article VII, any organization into which the Company may be merged or consolidated or to which all or substantially all of its assets may be transferred.

2.7           The term “Compensation” shall mean the total base salary, incentive compensation and bonuses paid in any calendar year, determined before deduction of pre-tax contributions under Section 401(k) plans, flexible benefit (cafeteria) plans described in Code Section 125, and qualified transportation fringes described in Code Section 132(f)(4), and before deferrals of compensation under any elective deferred compensation plans, but excluding any such deferred compensation actually paid in a later year, and excluding compensation received under any stock option, stock purchase, restricted stock, phantom stock or other stock compensation plan or arrangement.

2.8           The term “Code” shall mean the Internal Revenue Code of 1986, as amended, provided that references to Sections of the Code shall, if applicable, include corresponding provisions of any subsequent Internal Revenue Code.

2.9           The term “Committee” shall mean the Compensation Committee of the Board of Directors.

2.10         The term “Constructive Discharge” with respect to any Member shall mean any of the following occurring within twenty-four (24) months immediately following a Change of Control:

(a)           a reduction of such Member’s compensation or benefits, or change that, based on the relevant facts and circumstances, is reasonably expected to result in a future reduction in such Member’s compensation or benefits;

(b)           a reduction or adverse change in, or a change which is inconsistent with, such Member’s responsibilities, duties, authority, reporting, power, functions, title, working conditions or status immediately prior to the Change of Control;

(c)           a reassignment to another geographic location outside of the New York City area;

(d)           a breach by the Company of any employment agreement with such Member;

(e)           the Company requiring such Member to render material services wholly inconsistent with the services rendered by such Member immediately prior to the Change of Control; or

(f)            any other action by the Company which materially interferes with such Member’s ability to carry out his responsibilities as they existed immediately prior to the Change of Control or under any such employment agreement.

2.11         The term “Death Benefit” shall mean a Pre-Retirement Age Death Benefit, a Retirement Age Death Benefit or a Post Retirement Death Benefit, whichever is applicable.

2.12         The term “Discount Rate” shall mean an interest rate equal to the average yield of a 30-year U.S. Treasury security for the month prior to the month in which Termination of Employment occurs, or in the event a 30-year U.S. Treasury security is unavailable at such time, then the next longest long-term U. S. Treasury security then available.

2.13         The term “Final Average Compensation” shall mean the average annual Compensation paid to the Member by the Company for the three highest consecutive calendar years in the last ten consecutive calendar years immediately preceding or including his Termination Date (i.e., inclusive of the calendar year in which his Termination Date occurs), including any such years before he became a Member, but excluding any calendar year beginning after an individual is removed from Membership pursuant to Section 3.1.

2.14         The term “Member” shall mean any individual who is part of a select group of management or highly compensated employees who has become a Member in accordance with and subject to the provisions of Section 3.1.  A Member shall also mean a retired or terminated Member who is (or Member whose Beneficiary is) is receiving payments under the terms of this Plan.

2.15         The term “Plan” shall mean the Scientific Games Corporation Supplemental Executive Retirement Plan set forth herein, as it may be from time to time amended.

2.16         The term “Pre-Retirement Age Death Benefit” shall be an amount equal to the present value as of the Termination Date (calculated using the Discount Rate) of the Retirement Benefit which would have been payable to the Member under the terms of this Plan on the date the Member would have attained Retirement Age, computed based on his actual Service not in excess of fifteen (15) years, but assuming in all events no less than ten (10) years of Service.

2.17         The term “Post-Retirement Death Benefit” shall mean any and all Retirement Benefits payable pursuant to Section 4.5(c) hereunder.

2.18         The term “Retirement” shall mean a Member’s Termination of Employment with the Company on any date coinciding with or following the Member’s Retirement Age for any reason other than death.

2.19         The term “Retirement Age” shall mean a Member’s attainment of the age of fifty-five (55) and ten (10) years of Service.

2.20         The term “Retirement Age Death Benefit” shall mean an amount equal to the Retirement Benefit which would have been payable to the Member under the terms of this Plan upon the Member’s Retirement, in the same manner and at the same time it would have been paid to the Member but for his death prior to his Retirement.

2.21         The term “Retirement Benefit” shall mean a benefit payable to a Member upon his Retirement consisting of a single annual payment for fifteen (15) consecutive years in an annual amount equal to three percent (3%) of the product of (i) a Member’s Final Average Compensation and (ii) that Member’s years of Service up to a maximum of 15 years, less any amounts deducted by the Committee pursuant to Section 4.3 hereof.

2.22         The term “Retirement Date” shall mean the first day of the month coinciding with or immediately following a Member’s Retirement.

2.23         The term “Service” shall mean the period of full time employment of a Member with the Company, including all such periods of employment both before and after the adoption of this Plan and before and after the employee becomes a Member, but excluding any period after an individual is removed from membership under Section 3.1.

2.24         The term “Termination Date” shall mean the first day of the month next following the Member’s Termination of Employment.

2.25         The term “Termination of Employment” shall mean the termination of a Member’s Service whether by voluntary or involuntary separation, transfer to less than full-time employment, Retirement, Total and Permanent Disability, or death.

2.26         The term “Threatened Change of Control” shall mean:

(a)           the issuance of a proxy statement by the Company with respect to an election of directors for which there is proposed one or more directors who are not recommended by the Board of Directors of the Company or its nominating committee, where the election of such proposed director or directors would result in a Change of Control as defined in Section 2.4(d); or

(b)           the announcement by any person of an intention to take actions which might reasonably result in a Change of Control as defined in Section 2.4.

2.27         The term “Total and Permanent Disability” shall mean disability that entitles a Member to disability benefits under the Company’s long term disability plan in effect at the time the Member becomes disabled.  If the Company does not maintain a long-term disability plan, then Total and Permanent Disability shall mean inability of the Member to perform the usual and customary duties of his occupation which is likely to be permanent or of long duration.

2.28         The term “Trust” shall mean any trust established hereunder in accordance with Article VIII.

The words and phrases defined in this Article when used in this Plan with an initial capital letter shall have the meanings specified in this Article, unless a different meaning is clearly required by the context.  Any words herein used in the masculine shall be read and construed in the feminine where they would so apply.  Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

ARTICLE III

DESIGNATION OF MEMBERS

3.1           Designation of Members.  The Members shall be those key employees of the Company designated on an individual basis from time to time by the Committee in its sole discretion as Members in the Plan. The Committee may remove any such individual from Membership at any time, and upon such removal, no further benefits shall accrue under the Plan to such Member.  However, such removal shall not deprive an individual of benefits previously accrued unless the removal is on account of the Member’s conviction of a felonious act against the Company (or guilty plea to such an act), in which event the Member shall forfeit all benefits under the Plan, and any benefits that have become payable to or in respect of the Member shall cease.

3.2           Continued Employment.  The payment of benefits to the Member under this Plan is conditioned upon the continuous employment of the Member by the Company (including periods of disability and authorized leaves of absence) from the date of the Member’s participation in the Plan until the Member’s Retirement, Total and Permanent Disability, or death, whichever occurs first.

ARTICLE IV

RETIREMENT, DISABILITY AND DEATH BENEFITS

4.1           Retirement Benefit.  Except as otherwise elected by the Member pursuant to Section 4.2, the Retirement Benefit shall be paid to a Member on the Member’s Retirement Date and on each succeeding anniversary thereof until a total of fifteen (15) annual payments have been made in the aggregate.

4.2           Member Payment Election.  A Member may elect to have his Retirement Benefit paid in equal installments for a period of five (5) or ten (10) years or in a single lump sum, in an amount equal to the present value of the Retirement Benefit otherwise payable under Section 4.1, calculated using the Discount Rate. A Member’s election shall be made no later than twelve months prior to the Member’s Retirement Date, except in the case of (a) an initial election made within thirty (30) days of the date he is notified that he has been designated as a Member (or within thirty (30) days after the date of execution of this Plan indicated on the signature page hereof in the case of the initial Members subject to this Plan as of such date of execution) or (b) an election made following a Threatened Change of Control by a Member whose Termination of Employment qualifies as a Change of Control Termination.  In the case of a Termination of Employment in anticipation of a Change of Control as described in Section 2.5(b), the Committee shall have discretion, after taking into account all relevant circumstances, to determine whether such termination should be treated as a Change of Control Termination for this purpose prior to the occurrence of an actual Change of Control. Any such election shall be made on the Election and Beneficiary Designation Form provided by the Company for such purpose.  Each Member shall complete and submit to the Committee such forms, including the Election of Form of Payment and Beneficiary Designation Form, as shall be required by the Committee for the administration of this Plan.

4.3           Reservation of Right to Offset. The Committee expressly reserves the right, in its sole discretion, to offset a portion or all of the Retirement Benefit, as the case may be, by any other retirement benefits not in existence as of the effective date of this Plan. If such other benefits are payable at a different time or a different form than under this Plan the Committee shall, in applying such offset, convert them into a benefit of equivalent actuarial value in the form payable under this Plan, based on the Discount Rate and such mortality or other assumptions as it shall determine to be applicable and appropriate in its discretion.

4.4           Accelerated Vesting on Disability.  If a Member experiences a Termination of Employment due to a Total and Permanent Disability while employed by the Company and prior to his Retirement Date, the Member shall be entitled to receive the same benefit as the Pre-Retirement Age Death Benefit that the Member’s Beneficiary would have received had the Member died at the date of his Termination of Employment.  Such benefit shall be payable in whichever form permitted under Section 4.1 or 4.2 would apply on the Member’s Retirement, provided, however, that the Committee may modify the form so payable if it determines that such modification best serves the interests of the Member.

4.5           Death Benefit.

(a)           Pre–Retirement Age Death Benefit.  In the event of the death of a Member prior to his attainment of the Retirement Age, the Member’s Beneficiary shall be entitled to receive a Pre–Retirement Age Death Benefit.

(b)           Retirement Age Death Benefit.  In the event of the death of a Member prior to his Retirement Date but after attaining the age of fifty-five (55) and having completed ten (10) years of Service, the Member’s Beneficiary shall be entitled to receive a Retirement Age Death Benefit.

(c)           Post-Retirement Death Benefit.  In the event of the death of a Member subsequent to his Benefit Commencement Date but prior to the completion of the Member’s Retirement Benefit payments, the installments shall continue and be paid to the Member’s Beneficiary in the same manner and to the same extent as if the Member had survived.  The Company reserves the right to commute and pay the Post-Retirement Benefit in a lump sum as calculated using the Discount Rate that would apply if the date of death were a Termination of Employment.

4.6           Beneficiaries.

(a)           Beneficiary Designation.  A Member shall designate a Beneficiary to receive benefits under the Plan on the Beneficiary Designation Form provided by the Committee.  If more than one Beneficiary is named, the share and/or precedence of each

Beneficiary shall be indicated.  A Member shall have the right to change the Beneficiary by submitting to the Committee a new Beneficiary Designation Form.

(b)           Proper Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated.  However, any payment made by the Committee, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.

(c)           Minor or Incompetent Beneficiary.  In making any payments to or for the benefit of any minor or an incompetent Beneficiary, the Committee, in its sole and absolute discretion, may, but need not, make a payment to a legal or natural guardian or other relative of a minor or court appointed committee of such incompetent.  Alternatively, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides.  The receipt by a guardian, committee, relative or other person shall be a complete discharge to the Company.  Neither the Company nor the Committee shall have any responsibility to see to the proper application of any payments so made.

(d)           No Beneficiary Designation.  If a Member fails to designate a Beneficiary as provided in Section 4.6(a) above, or if all designated Beneficiaries predecease the Member or die prior to complete distribution of the Member’s benefits, then the Member’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Member has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Member’s estate.

4.7           Withholding for Taxes.  To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes required to be withheld by the federal or any state or local government.

ARTICLE V

PLAN ADMINISTRATION

5.1           Committee.  The Compensation Committee of the Board of Directors (the “Committee”) shall administer the Plan and keep records of individual Member benefits.

5.2           Committee Authority.  The Committee shall have the power and authority in its sole discretion to adopt rules relating to the Plan, to interpret the Plan and such rules, and to  make any other determinations in the administration of the Plan, including without limitation all determinations with respect to factual matters and questions of construction.  Subject to the terms of the Plan, the Committee shall have exclusive jurisdiction (i) to determine the eligibility for, and form and method of any benefit payments, (ii) to establish the timing of benefit distributions, (iii) to settle claims according to the provisions in Article VI, and (iv) to remove Members from participation in the Plan.  The Committee may employ such counsel, accountants, actuaries, and other agents as it shall deem advisable.  The Company shall pay the compensation of such counsel, accountants, actuaries, and other agents and any other expenses incurred by the Committee in the administration of the Plan.

5.3           Indemnification. The Company shall indemnify and save harmless each member of the Committee, and each employee, director or officer of the Company or of any of its subsidiaries, from and against any and all loss, liability, claim, damage, cost and expense which may arise by reason of, or be based upon, any matter connected with or related to the administration of the Plan (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or in settlement of any such claim whatsoever), unless such person shall have acted in bad faith or been guilty of willful misconduct in respect of his duties, actions or omissions in respect of the Plan.

5.4           Change of Control.  In the event of a Change of Control, the trustee of the Trust created pursuant to Article VIII shall, upon application by any Member (or Beneficiary), assume and succeed to all powers of the Committee hereunder as they apply to the determination and payment of benefits to or in respect of such Member (or Beneficiary) upon his termination of employment.

ARTICLE VI

CLAIMS PROCEDURE

6.1           Administrator of Claims Procedure.  The Committee shall administer the claims procedure under this Plan.

A.  The business address and telephone number of the Committee is:

Compensation Committee

Scientific Games Corporation

750 Lexington Avenue

New York, New York  10022

(212) 754-2233

B.  The Company shall have the right to change the address and telephone number of the Committee.  The Company shall give the Members written notice of any change in the address and telephone number of the Committee.

6.2           Claims.  Benefits shall be paid in accordance with the provisions of this Plan.  The Member or Beneficiary (hereinafter referred to as the “Claimant”) shall make a written request for the benefits provided under this Plan.  This written claim shall be mailed or delivered to the Committee.

6.3           Denial of Claims.  If the claim is denied, either wholly or partially, notice of the decision shall be delivered or mailed to the Claimant within a reasonable time period not to exceed more than 90 days after the receipt of the claim by the Committee. The notice shall set forth the following information in a manner calculated to be understood by Claimant:

A.  the specific reasons for the denial;

B.  the specific reference to pertinent plan provisions on which the denial is based;

C.  a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

D.  a description of the claims review procedure under this Plan and the time limits applicable thereto, including a statement of the Claimant’s right to bring a civil suit under section 502(a) of the Employee Retirement Income Security Act of 1974 (“ERISA”) following an adverse determination on review and (if applicable) a description of the arbitration procedure that may be substituted therefor pursuant to Section 6.7.

                6.4           Appeal of Denial of Claims.  The claims procedure under the Plan shall allow the Claimant a reasonable opportunity to appeal a denied claim and to get a full and fair review of that decision from the Committee based on the provisions of the governing plan documents.

A.  The Claimant shall exercise his right of appeal by submitting a written request for a review of the denied claim to the Committee within sixty (60) days after receipt by the Claimant of the written notice of denial.

B.  The Claimant shall have the following rights under this appeal procedure:

(1)  to review and receive free copies of all documents, records and other information relevant to the Claimant’s claim for benefits, including documents that were created or received by the Committee during the appeals process;

(2)  to submit issues, comments, documents, records, and other information relating to the claim; and

(3)  to request an extension of time to make a written submission of issues and comments.

6.5           Appeal.  The decision on the review of the denied claim shall be provided by the Committee no later than forty-five (45) days after the receipt of the request for review, or within ninety (90) days after the receipt of the request for review if special circumstances require an extension of time (in which event written notice of the extension shall be furnished the Claimant prior to the end of the initial 45-day period, which indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review).

6.6           Written Decision on Appeal.  The Committee’s decision on review shall be made in writing in a manner calculated to be understood by the Claimant and provided to the Claimant within the specified time period.  In the case of an adverse determination, the decision on review shall contain (a) the specific reasons for the decision, (b) specific reference to the provisions of the Plan on which the decision is based, (c) a statement that the Claimant is entitled to review and receive free copies of all documents, records and other information relevant to the claim, and (d) a statement of the Claimant’s right to bring an action under section 502(a) of ERISA, and (if applicable) a description of the arbitration procedure that may be substituted thereby pursuant to Section 6.7.

6.7           Resolution of Disputes. Any dispute arising out of this Plan prior to a Change of Control that remains notwithstanding exhaustion of all procedures described above shall, at the Committee’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation.  Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be New York.

After a Change of Control, all disputes shall be determined by the trustee of the Trust in accordance with the applicable trust agreement.

ARTICLE VII

GENERAL

7.1           Unsecured Creditor Status.  Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Member, his spouse or any other person.  Any funds which may be invested by the Company to insure itself against any and all financial losses which the Company may incur under the provisions of this Plan shall continue for all purposes to be a part of the general funds of the Company, and no person other than the Company, shall, by virtue of the provisions of this Plan, have any interest in such funds.  To the extent that any person acquires a right to receive payment from the Company under this Plan, such right shall be no greater than the right of any general unsecured creditor of the Company. Scientific Games Corporation and any subsidiary employing a Member shall be jointly and severally liable for all amounts payable to such Member (or his Beneficiary) under the Plan. Amounts payable to a Member employed solely by Scientific Games Corporation (or his Beneficiary) shall be the sole obligation of Scientific Games Corporation.

7.2           Source of Payment.  All benefits under the Plan shall be paid by the Company out of its general assets, and any rights of a Member or Beneficiary under the Plan shall be mere unsecured contractual rights.  The Company and the Members intend that any arrangements made to assist the Company to meet obligations under the Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA, and no trust, security, escrow, or similar account shall be established in connection with the Plan.  The Company may, however, in its discretion, and to the extent provided in Article VIII shall establish a “rabbi trust” to assist in meeting its obligation to pay benefits under the Plan, and amounts paid from any such rabbi trust shall discharge the obligations of the Company hereunder to the extent of the payments.  No Member or Beneficiary shall have a preferred claim on or beneficial ownership interest in the assets of such rabbi trust.

7.3           Effect of Plan on Compensation.  This Plan does not involve a reduction in salary for the Members or a foregoing of an increase in future salary by the Members.

7.4           Nontransferable.  Except as provided by the laws of descent and distribution or provided by will or insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.

7.5           Amendment of Plan.  The Company, by action of the Board of Directors, reserves the right at any time and from time to time, without the consent of Members, active or retired, Beneficiaries or any person or persons claiming through them, by action of its Board of Directors to terminate, modify or amend, in whole or in part, any or all of the provisions of the Plan, including specifically the right to make any such amendments effective retroactively; provided that no such action shall reduce accrued benefits of any Member or Beneficiary hereunder, or adversely affect the right of Members to vest in their benefits previously accrued under the terms of the Plan in effect prior to amendment, adversely affect the rights provided to any Member or Beneficiary under any provision of this Plan in the event of a Change of Control or a Threatened Change of Control unless such Member or Beneficiary has consented thereto in writing, or change (directly or indirectly) any provision of Article VIII after a Change of Control has occurred or adopt any other provision inconsistent therewith.

7.6           No Employment Rights.  Nothing contained in this Plan shall be deemed to give any Member or employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Member or employee at any time regardless of the effect which such discharge shall have upon him as a Member of the Plan.

7.7           Binding Effect.  This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and each Member and Beneficiary.  The Company shall not merge into, be acquired by, or consolidate with any other company unless and until such other company agrees to assume all rights and obligations set forth in this Plan.

7.8           Governing Law.  This Plan shall be governed by the laws of New York without regard to the principles of conflict of laws except where such laws are superseded by ERISA, in which ERISA shall control.

7.9           Severability.  In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.

7.10         Titles.  The titles to articles and headings of sections of this Plan are for convenience of reference and in case of any conflict the text of the Plan, rather than such titles and headings, shall control.

ARTICLE VIII

PROVISIONS RELATING TO
A CHANGE OF CONTROL

8.1           Effect on Vesting and Benefits.  In the event of a Change of Control Termination, a Member shall have a fully vested and nonforfeitable right to a Retirement Benefit calculated based on his Service and Final Average Compensation as of the date of such termination, whether or not he has attained his Retirement Age.  In addition, if the Member shall have at least ten (10) Years of Service at the time of his Change of Control Termination, his Retirement Benefit shall be calculated as if he had fifteen (15) Years of Service.

8.2           Time and Form of Payment.  The time and form of payment of the benefits of a Member upon and after his Change of Control Termination shall be determined in accordance with the provisions of Sections 4.1 and 4.2 and any election made by the Member in accordance with Section 4.2.  In the event that the Change of Control Termination shall occur before the Member’s Retirement Age, he may elect, at any time after the Threatened Change of Control, to receive payment of his Retirement Benefit (in whichever such form he may elect as above described) commencing either on the Member’s attainment of his Retirement Age, or on the date of the Member’s Change of Control Termination.  In the event that he elects to receive payment on or commencing on his Change of Control Termination, the amount of such benefit shall be adjusted to its present value at that date by applying the Discount Rate to the benefit that would have been payable had he elected to receive it at his Retirement Age.

8.3           Termination in Anticipation of Change of Control.  In the event of a Termination of Employment in anticipation of a Change of Control as described in Section 2.5(b) with respect to a Member who has not then attained his Retirement Age (and was therefore not yet vested in his benefits under the Plan), his right to such benefits as well as any additional benefits to which he then becomes entitled pursuant to Section 8.1 shall become vested upon the occurrence of an actual Change of Control as described in Section 2.5(b) (but without retroactive effect).  In the event that the Member had attained his Retirement Age at the date of such Change of Control Termination and began to receive benefits hereunder prior to the occurrence of a Change of Control, and he is entitled to additional benefits under Section 8.1 upon the occurrence of an actual Change of Control, such additional benefits shall become payable retroactively to the date of his Termination of Employment, including interest on unpaid amounts at the Discount Rate. Without limiting the generality of the foregoing, if benefits previously were paid in a lump sum, the Member’s additional benefits under Section 8.1 shall be paid as an additional lump sum payment; if the Member’s benefits previously began in installments, the additional benefit that would have been included in the first installment shall be paid as soon as practicable after the Change of Control, and subsequent installments shall be increased to reflect the additional benefits in respect thereof.  In the event that a Member dies after his Termination of Employment in anticipation of a Change of Control Termination and prior to the actual occurrence of a Change of Control, the benefits or additional benefits that would have become payable under the foregoing provisions of this Section 8.3 in the event he had survived to the date of such Change of Control shall be payable to his Beneficiary.

8.4           Establishment of Trust.

(a)           Upon a Threatened Change of Control, the Company shall, as soon as possible, but in no event later than thirty (30) days following the occurrence of the Threatened Change of Control nor later than the date of an actual Change of Control, establish a Trust in accordance with a trust agreement substantially in the form as attached hereto as Exhibit A, but with such changes (if any) as the Committee shall approve, and make a contribution to the Trust in an amount that is sufficient to fund the Trust in an amount equal to no less than 100% but no more than 120% of the present value of the benefits to which Members or their Beneficiaries would be entitled under the

Plan in the event of a Change of Control Termination as of the date on which the Threatened Change of Control occurred.

(b)           Upon a Change of Control, the Company shall, as soon as possible, but in no event later than thirty (30) days following the occurrence of a Change of Control, make an irrevocable contribution to the Trust in an amount that is sufficient to fund the Trust in an amount equal to no less than 100%, but no more than 120%, of the present value of the benefits to which Members or their Beneficiaries would be entitled pursuant to the Plan in the event of their Change of Control Termination as of the date of the Change of Control.  The Company shall also fund an expense reserve for the trustee in an amount equal to $125,000.00, multiplied by the sum of 100% plus the aggregate percentage increase, if any, in the Consumer Price Index for Urban Consumers (All-Item Figures) [New York, NY - Northern NJ - LI - NY - NJ - CT - PA ] (or any comparable successor index) published by the Bureau of Labor Statistics of the United States Department of Labor from January 2001 (as of which the index is 184.9) through the January immediately preceding the Change of Control.

(c)           In the event of a Member’s Retirement or Change of Control Termination subsequent to a Change of Control, the Company shall, as soon as possible, but in no event later than thirty (30) days following such Retirement or Change of Control Termination, make an irrevocable contribution to the Trust in an amount that is sufficient to fund the Trust in an amount equal to no less than 100% but no more than 120% of the present value of the excess, if any, of the value of the benefits to which such Member is entitled by reason of such Retirement or Change of Control Termination over the present value of the benefits of such Member previously taken into account pursuant to Section 8.4(b).

(d)           For purposes of determining the amount required to be contributed to the Trust under Section 8.4(a), (b) or (c), the present value of the benefit to which a Member is entitled on any date (the “Determination Date”) shall be determined by reference to:  (a) if such benefit is then in pay status under the Plan, the benefit then in pay status; (b) if such benefit is not then in pay status under the Plan, but would be immediately payable in the event of the Member’s termination of employment with the Company on the Determination Date, the benefit to which the Member would be immediately payable on such termination; and (c) if the Member would not be entitled to immediate payment under the Plan in the event of his or her Termination of Employment with the Company on the Determination Date, the benefit to which the Member would become entitled on termination of employment at his Retirement Age.  If the Determination Date is not a date of Termination of Employment, such present value shall be determined based on the Discount Rate determined under Section 2.12 by treating the Determination Date as a date of Termination of Employment.

8.5           Trust Agreement Governs.

The provisions of the Trust Agreement under the Trust shall govern following a Change of Control in the event of any inconsistency between such provisions and the foregoing provisions of the Plan.

IN WITNESS WHEREOF, the Board has duly adopted this Plan and caused it to be executed by the Company this ____ day of  ___________, 2001, but to be effective September 7, 2000.

Attest:	Scientific Games Corporation

By

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